As filed with the Securities and Exchange Commission on January 9, 2026

Registration Nos. 333-184383

333-211160

333-221080

333-224609

333-255779

333-271615

333-287038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-184383

Form S-8 Registration Statement No. 333-211160

Form S-8 Registration Statement No. 333-221080

Form S-8 Registration Statement No. 333-224609

Form S-8 Registration Statement No. 333-255779

Form S-8 Registration Statement No. 333-271615

Form S-8 Registration Statement No. 333-287038

UNDER

THE SECURITIES ACT OF 1933

ANYWHERE REAL ESTATE INC.†

(Exact name of registrant as specified in its charter)

Delaware	20-8050955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Compass, Inc. 110 Fifth Avenue, 4th Floor New York, New York, 10011	10011
(Address of Principal Executive Offices)	(Zip Code)

Realogy Holdings Corp. 2007 Stock Incentive Plan

Realogy Holdings Corp. 2012 Long-Term Incentive Plan

Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan

Non-Plan Inducement Stock Option Award

Non-Plan Inducement Restricted Stock Unit Award

Realogy Holdings Corp. 2018 Long-Term Incentive Plan

Realogy Holdings Corp. Amended and Restated 2018 Long-Term Incentive Plan

Anywhere Real Estate Inc. Second Amended and Restated 2018 Long-Term Incentive Plan

Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan

(Full Title of Plans)

Ethan Glass

Chief Legal Officer and Corporate Secretary

Compass, Inc.

110 Fifth Avenue, 4th Floor

New York, New York 10011

(Name and address of agent for service)

(646) 982-0353

(Telephone number, including area code, of agent for service)

Copies to:

Joshua Kogan, P.C.

Ross Leff, P.C.

Rachael Coffey, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	In connection with the completion of the transactions to which these Post-Effective Amendments relate, the registrant’s stock ceased trading on the New York Stock Exchange.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) previously filed with the U.S. Securities and Exchange Commission (the “Commission”) is being filed by Anywhere Real Estate Inc., a Delaware corporation (the “Registrant” or “Anywhere”), to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (each individually, a “Share” and collectively, the “Shares”), together with any and all plan interests and other securities registered but unsold or otherwise unissued as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-184383, filed with the Commission on October 12, 2012, registering the offer and sale of (i) 2,686,600 Shares issuable pursuant to the Registrant’s Realogy Holdings Corp. 2007 Stock Incentive Plan and (ii) 6,800,000 Shares issuable pursuant to the Registrant’s Realogy Holdings Corp. 2012 Long-Term Incentive Plan.

2.

Registration Statement on Form S-8, File No. 333-211160, filed with the Commission on May 5, 2016, registering the offer and sale of 9,800,000 Shares issuable pursuant to the Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan.

3.

Registration Statement on Form S-8, File No. 333-221080, filed with the Commission on October 23, 2017, registering the offer and sale of (i) 261,234 Shares issuable pursuant to the Non-Plan Inducement Stock Option Award, (ii) 76,220 Shares issuable pursuant to the Non-Plan Inducement Restricted Stock Unit Award (the “Non-Plan RSU Award”) and (iii) 3,000 Shares issuable as dividend equivalent units the Non-Plan RSU Award.

4.

Registration Statement on Form S-8, File No. 333-224609, filed with the Commission on May 2, 2018, registering the offer and sale of 6,000,000 Shares issuable pursuant to the Realogy Holdings Corp. 2018 Long-Term Incentive Plan.

5.

Registration Statement on Form S-8, File No. 333-255779, filed with the Commission on May 5, 2021, registering the offer and sale of 3,000,000 Shares issuable pursuant to the Realogy Holdings Corp. Amended and Restated 2018 Long-Term Incentive Plan.

6.

Registration Statement on Form S-8, File No. 333-271615, filed with the Commission on May 3, 2023, registering the offer and sale of 5,000,000 Shares issuable pursuant to the Anywhere Real Estate Inc. Second Amended and Restated 2018 Long-Term Incentive Plan.

7.

Registration Statement on Form S-8, File No. 333-287038, filed with the Commission on May 7, 2025, registering the offer and sale of 6,000,000 Shares issuable pursuant to the Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan.

On September 22, 2025, Anywhere entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Compass, Inc., a Delaware corporation (“Compass”) and Velocity Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Compass (“Merger Sub”). Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub merged with and into Anywhere (the “Merger”), with Anywhere surviving the Merger and continuing as a wholly owned subsidiary of Compass. The Merger became effective on January 9, 2026, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 9, 2026.

ANYWHERE REAL ESTATE INC.

By:	/s/ Scott Wahlers
Name: Scott Wahlers
Title: President and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.